Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for Fourth Quarter and Full Fiscal Year 2021

Revenue Growth and Significant Margin Expansion Over Prior Year Quarter Exceeds High-End of Quarterly Guidance, As Revenue Reaches $172.3 Million

IRVINE, Calif.--(BUSINESS WIRE)--July 21, 2021--Resources Connection, Inc. (Nasdaq: RGP), a multinational business consulting firm operating as RGP (the “Company”), today announced financial results for its fiscal fourth quarter and year ended May 29, 2021.

Fourth Quarter Fiscal 2021 Highlights:

  Revenue up 10.0% sequentially to $172.3 million compared to $156.6 million in the third quarter; revenue was $178.6 million in the prior year quarter
  Same day constant currency revenue up 4.7% sequentially and 1.2% from the prior year quarter
  SG&A expense decreased 18.1% to $50.8 million compared to $62.0 million in the prior year quarter
  Net income grew to $23.2 million, or $0.70 diluted earnings per common share, which included a discrete tax benefit of $12.8 million, or $0.39 per diluted common share, compared to net income of $4.1 million in the prior year quarter, or $0.13 diluted earnings per common share
  Adjusted diluted earnings per common share improved to $0.80 compared to $0.33 in the prior year quarter
  Adjusted EBITDA margin of 12.0%, up 160 basis points compared to 10.4% in the prior year quarter
  Available financial liquidity of $150.1 million, up from $126.3 million at fiscal year end 2020
  Cash dividends declared of $0.14 per share, consistent with the prior year quarter

Full Fiscal Year 2021 Highlights:

  Revenue of $629.5 million compared to $703.4 million in the prior year
  SG&A expense decreased 8.2% to $209.3 million compared to $228.1 million in the prior year
  Net income of $25.2 million, or $0.78 diluted earnings per common share, compared to $28.3 million, or $0.88 diluted earnings per common share in the prior year
  Adjusted diluted earnings per common share of $1.30 compared to $1.18 in the prior year
  Adjusted EBITDA margin of 8.4%, down 10 basis points compared to the prior year

Management Commentary

“We came back strong in the fourth quarter and delivered on all fronts – top line growth, gross margin improvement and disciplined cost control,” said Kate W. Duchene, chief executive officer. “I am especially proud of our progress expanding Adjusted EBITDA margin by 600 basis points sequentially and 160 basis points year over year. We are starting off the new fiscal year in a position of strength as our pipeline has grown significantly over the past six months, fueled by our clients’ needs for transformational project work and traditional staffing gaps. Coming out of the global pandemic, professional talent is making different choices. The move toward careers built on agile work, increased flexibility and continuous learning is advantageous for RGP as we have been built to offer such a professional home for the best talent of the future. We are increasingly excited about these macro trends and our ability to execute.”

Fourth Quarter Fiscal 2021 Results

Revenue increased 10.0% sequentially, or 4.7% on a same day constant currency basis, compared to the third quarter of fiscal 2021. Compared to the prior year quarter, revenue declined 3.5% but grew 1.2% on a same day constant currency basis. The revenue acceleration during the fourth quarter reflected strong demand across the majority of our solution offerings, led by Finance and Accounting, Business Transformation and Technology and Digital, as well as industry verticals led by financial services and healthcare. Our strategic clients continued to be one of the key drivers of revenue acceleration, achieving a 10.1% revenue improvement sequentially in the fourth quarter of fiscal 2021. The strong topline performance in the fourth quarter resulted from the combination of better operational execution, pent-up client demand from the COVID-19 pandemic (the “Pandemic”), and new demand in areas such as digital transformation as clients accelerate their digital agendas and resume discretionary spending. In addition, macro trends accelerated by the Pandemic, including increased use of contingent talent and the shift towards a more agile workforce model, also helped propel the robust momentum in professional staffing revenue growth throughout fiscal 2021. Given the timing of our fiscal period and the latent impact of the Pandemic in the fourth quarter of fiscal 2020, we did not yet see the full impact of the recovery from the Pandemic in our results in the fourth quarter of fiscal 2021.

Gross margin was 39.6%, compared to 40.4% in the prior year quarter. The change was mostly due to an 85-basis-point increase in pay/bill ratio primarily caused by more opportunistic pricing through rebates and discounts, while offering competitive pay rates to consultants as the labor market continues to tighten.

SG&A continues to improve as a result of the Company’s restructuring efforts at the beginning and throughout the Pandemic. SG&A expense for the fourth quarter of fiscal 2021 was $50.8 million, which included $1.5 million of contingent consideration expense and $0.2 million benefit from the adjustment of restructuring costs. SG&A expense for the fourth quarter of fiscal 2020 was $62.0 million, which included $1.9 million of contingent consideration expense and $5.0 million of restructuring costs. Excluding contingent consideration and restructuring costs in both periods, SG&A expense improved $5.6 million, or 10.2%, year over year. Management compensation including bonus was reduced by $3.9 million, or 10.3%, compared to the prior year quarter, primarily as a result of the restructuring initiatives and one less week included in the fourth quarter of fiscal 2021. Occupancy costs were reduced by $1.3 million, or 29.6%, compared to the prior year, as we continue to realize savings from real estate exits.

Income taxes was a benefit of $7.8 million in the fourth quarter of fiscal 2021, compared to an expense of $2.9 million in the prior year quarter. The income tax benefit in the fourth quarter of fiscal 2021 was primarily related to our tax planning strategies under which we elected to make certain changes to the capitalization of fixed assets, resulting in an NOL carryback permitted under the Coronavirus Aid, Relief, and Economic Security Act. As a result, we recognized a discrete tax benefit of $12.8 million in the fourth quarter of fiscal 2021, and plan to file for a federal tax refund of $34.0 million within the next 12 months.

Net income was $23.2 million in the fourth quarter of fiscal 2021, elevated by the discrete tax benefit of $12.8 million, compared to $4.1 million in the prior year quarter, which included substantially higher restructuring costs in the amount of $5.0 million. With revenue growth and significantly improved cost structure, the Company delivered an adjusted EBITDA margin of 12.0%, an improvement of 160 basis points from the prior year quarter.

Full Fiscal Year 2021 Results

Revenue declined 10.5% year-over-year, or 10.2% on a same day constant currency basis, due to the Pandemic, which started to impact the Company globally in the fourth quarter of fiscal 2020. Beginning in the second quarter of fiscal 2021, revenue has steadily accelerated each quarter, resulting in revenue growth when comparing the fourth quarters of the two fiscal years on a same day constant currency basis.

Net income was $25.2 million for fiscal 2021 compared to $28.3 million in the prior year. Fiscal 2021’s results included the impact of contingent consideration and restructuring charges totaling $12.8 million, offset by the discrete tax benefit of $12.8 million in connection with the NOL carryback as described above. Fiscal 2020 included $5.8 million of contingent consideration and restructuring charges, offset by $6.6 million of tax benefit as a result of the deduction of the investment basis in four European entities upon their dissolutions.

Through steady topline recovery during the fiscal year and achieving a significantly favorable cost structure, the Company delivered an 8.4% adjusted EBITDA margin in fiscal 2021, just 10 basis points below the prior year.

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (Amounts in thousands, except per share amounts)

	Three Months Ended			For the Years Ended
	May 29,	February 27,	May 30,	May 29,	May 30,
	2021	2021	2020 (2)	2021	2020 (2)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$172,318	$156,631	$178,569	$629,516	$703,353
Direct cost of services	104,035	99,584	106,386	388,112	427,870
Gross profit	68,283	57,047	72,183	241,404	275,483
Selling, general and administrative expenses	50,780	52,838	62,035	209,326	228,067
Amortization of intangible assets	1,104	1,202	1,592	5,228	5,745
Depreciation expense	943	963	1,106	3,897	5,019
Operating income	15,456	2,044	7,450	22,953	36,652
Interest expense, net	284	361	535	1,600	2,061
Other income (1)	(262)	(64)	(100)	(1,331)	(637)
Income before income tax (benefit) expense	15,434	1,747	7,015	22,684	35,228
Income tax (benefit) expense	(7,814)	1,057	2,948	(2,545)	6,943
Net income	$23,248	$690	$4,067	$25,229	$28,285
Net income per common share:
Basic	$0.71	$0.02	$0.13	$0.78	$0.88
Diluted	$0.70	$0.02	$0.13	$0.78	$0.88
Weighted average common shares outstanding:
Basic	32,715	32,520	32,086	32,444	31,989
Diluted	33,053	32,659	32,091	32,552	32,227
Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.56	$0.56

Revenue by Geography
Revenue
North America	$141,518	$127,913	$148,568	$512,777	$580,185
Europe	19,371	17,751	18,383	72,496	74,546
Asia Pacific	11,429	10,967	11,618	44,243	48,622
Total revenue	$172,318	$156,631	$178,569	$629,516	$703,353

Cash dividend
Total cash dividends paid	$4,605	$4,566	$4,501	$18,230	$17,581

(1) Other income for the current fiscal year primarily consisted of COVID-19 government relief funds received globally. Other income for the year ended May 30, 2020 was primarily related to a gain from the settlement on a pre-acquisition claim with the seller of Accretive, an acquisition completed in fiscal 2018.

(2) Fiscal quarter ended May 30, 2020 consisted of 14 weeks and fiscal year 2020 consisted of 53 weeks. All other quarters presented consisted of 13 weeks and fiscal year 2021 consisted of 52 weeks.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, July 21, 2021. The dial-in number for the conference call will be: 877-390-5534. No password is required; simply ask for the RGP conference call. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through July 28, 2021 at 855-859-2056. The conference ID number for the replay is 1542659. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner to our global client base, we support our clients’ needs through both professional staffing and project execution in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 5,000 professionals, we annually engage with over 2,100 clients around the world from over 40 physical practice offices and multiple virtual offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served over 85% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans, including the strength of our pipeline and expectations regarding macro trends. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include uncertainties regarding the impact of the COVID-19 pandemic on our business and the economy generally, our ability to successfully execute on our strategic initiatives, our ability to realize the level of benefit that we expect from our restructuring initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, our ability to successfully integrate any acquired companies, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 30, 2020, the Annual Report on Form 10-K for the year ended May 29, 2021, which will be filed on or around July 23, 2021, and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having different number of business days, the Company calculates same day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  Adjusted EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes plus stock-based compensation expense, restructuring costs, and plus or minus contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted (benefit from) provision for income taxes is calculated based on the Company’s cash tax rates (as defined above).
  Beginning in the first quarter of fiscal 2021, adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus the per share impact of stock-based compensation expense and restructuring costs, plus or minus the per share impact of contingent consideration adjustments, and adjusted for the related tax effects of these adjustments. The prior year adjusted diluted earnings per common share has been revised to conform to the current year definition.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
	Three Months Ended		Three Months Ended		For the Years Ended
Revenue by Geography	May 29,	February 27,	May 29,	May 30,	May 29,	May 30,
	2021	2021	2021	2020	2021	2020
(Amounts in thousands, except number of business days)	(Unaudited)		(Unaudited)		(Unaudited)
North America
As reported (GAAP)	$141,518	$127,913	$141,518	$148,568	$512,777	$580,185
Currency impact	(4)		(384)		8
Business days impact	(8,709)		8,685		6,105
Same day constant currency revenue	$132,805		$149,819		$518,890

Europe
As reported (GAAP)	$19,371	$17,751	$19,371	$18,383	$72,496	$74,546
Currency impact	37		(1,817)		(4,679)
Business days impact	316		1,570		938
Same day constant currency revenue	$19,724		$19,124		$68,755

Asia Pacific
As reported (GAAP)	$11,429	$10,967	$11,429	$11,618	$44,243	$48,622
Currency impact	222		(405)		(1,241)
Business days impact	(188)		711		870
Same day constant currency revenue	$11,463		$11,735		$43,872

Total Consolidated
As reported (GAAP)	$172,318	$156,631	$172,318	$178,569	$629,516	$703,353
Currency impact	255		(2,606)		(5,912)
Business days impact	(8,581)		10,966		7,913
Same day constant currency revenue	$163,992		$180,678		$631,517

Number of Business Days
North America (1)	65	61	65	69	252	255
Europe (2)	62	63	62	67	253	257
Asia Pacific (2)	62	61	62	66	247	252

(1) This represents the number of business days in the United States.
(2) This represents the number of business days in the countries in which the revenues are most concentrated within the geography.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts and percentages)
	Three Months Ended			For the Years Ended
	May 29,	February 27,	May 30,	May 29,	May 30,
Adjusted EBITDA	2021	2021	2020 (1)	2021	2020 (1)
	(Unaudited)			(Unaudited)
Net income	$23,248	$690	$4,067	$25,229	$28,285
Adjustments:
Amortization of intangible assets	1,104	1,202	1,592	5,228	5,745
Depreciation expense	943	963	1,106	3,897	5,019
Interest expense, net	284	361	535	1,600	2,061
Income tax (benefit) expense	(7,814)	1,057	2,948	(2,545)	6,943
EBITDA	17,765	4,273	10,248	33,409	48,053
Stock-based compensation expense	1,674	1,834	1,408	6,613	6,057
Restructuring costs	(185)	652	4,982	8,260	4,982
Contingent consideration adjustment	1,460	2,710	1,914	4,512	794
Adjusted EBITDA	$20,714	$9,469	$18,552	$52,794	$59,886
Revenue	$172,318	$156,631	$178,569	$629,516	$703,353
Adjusted EBITDA Margin	12.0%	6.0%	10.4%	8.4%	8.5%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.70	$0.02	$0.13	$0.78	$0.88
Stock-based compensation expense	0.05	0.06	0.04	0.20	0.19
Restructuring costs	(0.01)	0.02	0.16	0.25	0.15
Contingent consideration adjustment	0.04	0.08	0.06	0.14	0.02
Income tax impact of adjustments	0.02	(0.04)	(0.06)	(0.07)	(0.06)
Adjusted diluted earnings per common share	$0.80	$0.14	$0.33	$1.30	$1.18

Adjusted income tax (benefit) expense and Cash Tax Rate
Income tax (benefit) expense	$(7,814)	$1,057	$2,948	$(2,545)	$6,943
Effect of non-cash tax items:
Stock option expirations	(906)	(49)	(46)	(1,226)	(1,113)
Valuation allowance on international deferred tax assets	1,063	(459)	(749)	(880)	(1,418)
Net uncertain tax position adjustments	(9)	(7)	(177)	(24)	(806)
Other adjustments	152	284	(27)	357	35
Adjusted income tax expense	$(7,514)	$826	$1,949	$(4,318)	$3,641

Effective tax rate	(50.6%)	60.5%	42.0%	(11.2%)	19.7%
Total effect of non-cash tax items on effective tax rate	1.9%	(13.2%)	(14.2%)	(7.8%)	(9.4%)
Cash tax rate	(48.7%)	47.3%	27.8%	(19.0%)	10.3%

(1) Fiscal quarter ended May 30, 2020 consisted of 14 weeks and fiscal year 2020 consisted of 53 weeks. All other quarters presented consisted of 13 weeks and fiscal year 2021 consisted of 52 weeks.

Segment Results

Effective in the second quarter of fiscal 2021, the Company revised its segment reporting to align with changes made in its internal management structure and its reporting structure of financial information used to assess performance and allocate resources.

Operating results by reportable segment are included in the following table. All prior year periods presented were recast to reflect the impact of the preceding segment changes. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table above for the reconciliation of consolidated net income to Adjusted EBITDA for each of the periods presented. Amounts are unaudited.

	Three Months Ended			For the Years Ended
	May 29,	February 27,	May 30,	May 29,	May 30,
(Amounts in thousands)	2021	2021	2020 (2)	2021	2020 (2)
Revenues:
RGP	$162,022	$146,487	$168,251	$587,620	$662,475
Other Segments	10,296	10,144	10,318	41,896	40,878
Total revenues	$172,318	$156,631	$178,569	$629,516	$703,353

Adjusted EBITDA:
RGP	$26,918	$15,886	$25,894	$77,589	$87,836
Other Segments	714	449	182	3,580	2,601
Reconciling items (1)	(6,918)	(6,866)	(7,524)	(28,375)	(30,551)
Total Adjusted EBITDA	$20,714	$9,469	$18,552	$52,794	$59,886

(1) Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(2) Fiscal quarter ended May 30, 2020 consisted of 14 weeks and fiscal year 2020 consisted of 53 weeks. Fiscal quarter ended May 29, 2021 consisted of 13 weeks and fiscal year 2021 consisted of 52 weeks.

SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	May 29,	May 30,
SELECTED BALANCE SHEET INFORMATION:	2021	2020
	(Unaudited)
Cash and cash equivalents	$74,391	$95,624
Accounts receivable, net of allowance for doubtful accounts	$116,455	$124,986
Total assets	$520,644	$529,181
Current liabilities	$100,906	$94,901
Long-term debt	$43,000	$88,000
Total liabilities	$191,098	$225,520
Total stockholders’ equity	$329,546	$303,661

	For the Years Ended
	May 29,	May 30,
SELECTED CASH FLOW INFORMATION:	2021	2020
	(Unaudited)
Cash flow -- operating activities	$39,943	$49,523
Cash flow -- investing activities	$(3,843)	$(26,772)
Cash flow -- financing activities	$(59,461)	$30,904

	Three Months Ended
	May 29,	May 30,
SELECTED OTHER INFORMATION:	2021	2020
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	2,902	2,495
Average bill rate	$126	$127
Average pay rate	$64	$63
Common shares outstanding, end of period	32,885	32,144

Contacts

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com